Exhibit 99.2

KCI Announces Proposed Offering of Senior Notes

SAN ANTONIO, Oct 07, 2011 (BUSINESS WIRE) —

Kinetic Concepts, Inc. (NYSE:KCI) (the “Company”), KCI USA, Inc. and investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and Public Sector Pension Investment Board (the “Sponsors”) today announced that Chiron Merger Sub, Inc. (“Merger Sub”) intends to commence an offering on or about October 11, 2011, of $1,650 million in aggregate principal amount of second lien senior secured notes due 2019, comprised of a Dollar tranche and a Euro tranche, and $900 million in aggregate principal amount of senior notes due 2019 (collectively, the “senior notes”). The senior notes are being issued in connection with the previously announced merger of the Company with Merger Sub. Upon consummation of the acquisition, the Company and KCI USA, Inc. will assume all of the obligations of Merger Sub under the senior notes and will become the co-issuers of the senior notes.

The Company and the Sponsors expect that the net proceeds of the offering will be used to partially fund the previously announced merger and to refinance the Company’s existing debt. The offering is contingent on the completion of the acquisition and dependent on market conditions.

The senior notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The senior notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world. The company employs approximately 7,100 people and markets its products in more than 20 countries. For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

About Apax Partners

Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice of Apax Partners total over $40 billion around the world. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. For more information about Apax Partners, please visit www.apax.com.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (“CPPIB”) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (“CPP”) to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At June 30, 2011, the CPP Fund totaled C$153.2 billion. For more information about CPPIB, please visit www.cppib.ca.

About PSP Investments

The Public Sector Pension Investment Board (“PSP Investments”) is one of Canada’s largest pension investment managers with over C$58 billion of assets under management as of March 31, 2011, C$5.6 billion of which was invested in private equity. Its highly-skilled and dedicated team of professionals manages a diversified global portfolio including public equities, private equity, bonds and other fixed-income securities, real estate, infrastructure and renewable resources. PSP Investments is a Crown Corporation established to manage employer and employee net contributions since April 1, 2000, to the pension funds of the federal Public Service, the Canadian Forces and the Royal Canadian Mounted Police, and since March 1, 2007, of the Reserve Force. PSP Investments’ head office is located in Ottawa, Ontario, and its principal business office is in Montreal, Quebec. For more information about PSP Investments, visit www.investpsp.ca.

Forward-Looking Statements

This press release may contain “forward-looking statements.” These forward-looking statements involve significant risks and uncertainties and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding the consummation of the senior notes offering, acquisition and merger and the intent of any parties about future actions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including, among other things, risks and uncertainties related to the captioned markets generally and whether the Company will offer the notes or consummate offering, the anticipated terms of the notes, and anticipated use of the notes, and the anticipated use of proceeds. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, including under headings such as “Special Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

SOURCE: Kinetic Concepts, Inc.

Kinetic Concepts, Inc.

Investor Relations:

Todd Wyatt, 210-255-6157

Mobile: 210-347-3540

todd.wyatt@kci1.com

or

Media Relations:

Kevin Belgrade, 210-216-1236

kevin.belgrade@kci1.com